Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (333-187713, 333-159755, 333-135072, 333-199875, 333-211857, and 333-258657) of Eagle Bancorp, Inc. (the Company) of our report dated February 29, 2024, with respect to the consolidated balance sheets of the Company as of December 31, 2023 and 2022 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 10-K of the Company.

/s/ Crowe LLP

Washington, D.C.
February 29, 2024